Item 5: Other Events

On May 27, 2002 Shurgard Storage Centers, Inc. (the "Company") entered into a
Subscription Agreement to purchase up to $50 million of three year 9.75% payment-in-
kind cumulative preferred bonds to be issued at the option of Shurgard Self Storage,
S.C.A., ("Issuer") a Belgian entity in which the Company owns a 7.57% equity interest.
Pursuant to the Subscription Agreement, the Issuer may issue up to $50 million of these preferred bonds to the Company during the first two years of the three-year commitment term. If the Issuer issues more than $40 million in bonds during the first 12 months,
Issuer has the option of increasing the Company's total notional subscription to $75 million. Dividends are payable on the bonds at the last day of each quarter in cash or through an issuance of additional bonds (i.e., "payment-in-kind"). The Issuer has two, one-year options to extend the three year redemption date of the bonds. Issuer must redeem the bonds on the redemption date, or may redeem at anytime prior to the redemption date, upon paying the Company 115% of the face value of the outstanding bonds plus accrued and unpaid interest.

SIGNATURE

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

SHURGARD STORAGE CENTERS, Inc.
Date: June 21, 2002

By: /s/ Harrell Beck
Harrell Beck
Vice President and Chief Financial Officer